EXHIBIT 10.1

FIFTH AMENDMENT dated as of October 25, 2002 ("Amendment") to FINANCING AGREEMENT, among ROCK OF AGES CORPORATION, a Delaware corporation ("ROA"), ROCK OF AGES KENTUCKY CEMETERIES, LLC, a Delaware limited liability company ("Kentucky"), CAROLINA QUARRIES, INC., a Delaware corporation ("Carolina"), AUTUMN ROSE QUARRIES, INC., a Georgia corporation ("Autumn"), PENNSYLVANIA GRANITE CORP., a Pennsylvania corporation ("Pennsylvania"), KEITH MONUMENT COMPANY LLC, a Delaware limited liability company ("Keith"), ROCK OF AGES MEMORIALS INC., a Delaware corporation ("Memorials") and SIOUX FALLS MONUMENT CO., a South Dakota corporation ("Sioux Falls"), as borrowers (ROA, Kentucky, Carolina, Autumn, Pennsylvania, Keith, Memorials and Sioux Falls each a "Company" and collectively the "Companies"), the lenders party thereto (each a "Lender" and collectively the "Lenders") and THE CIT GROUP/BUSINESS CREDIT, INC., as agent for the Lenders (in such capacity, the "Agent"). Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Financing Agreement.

WHEREAS, the Companies and the Lenders are parties to that certain Financing Agreement, dated as of December 17, 1997, which agreement has been amended by (a) the letter amendment dated June 22, 1998 (the "First Amendment"), (b) the Amendment dated June 1, 1999 (the "Second Amendment"), (c) the Consent and Amendment dated December 20, 1999 (the "Third Amendment") and (d) the Consent and Amendment dated as of December 27, 2000 (the "Fourth Amendment") (as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, and as the same may hereafter be amended, modified, supplemented or restated from time to time, the "Financing Agreement");

WHEREAS, the Companies have requested the Lenders to extend the term of the Financing Agreement and modify certain other provisions contained in the Financing Agreement, and the Lenders have agreed to the foregoing request;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Agent and the Lenders hereby agree as follows:

Section One.  Amendments.  Effective as of the date hereof, upon the satisfaction of the conditions precedent set forth in Section Three hereof, the Financing Agreement is hereby amended as follows:

(a)  Preamble. The preamble to the Financing Agreement is deleted in its entirety and the following is substituted in lieu thereof:

"THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (hereinafter "CITBC"), with offices located at 1211 Avenue of the Americas, New York, New York 10036, the other lenders that may, on or subsequent to the date hereof, purchase from CITBC or from another Lender a portion of CITBC's or such other Lender's rights and obligations under this Financing Agreement (CITBC and such other lenders sometimes referred to individually as a "Lender" and collectively as the "Lenders") and CITBC as agent for the Lenders (herein the "Agent"), are pleased to confirm the terms and conditions under which the Lenders shall make term loans and revolving loans, advances and other financial accommodations to ROCK OF AGES CORPORATION (herein "ROA"), a Delaware corporation with a principal place of business at 772 Graniteville Road, Graniteville, Vermont 05654; CAROLINA QUARRIES, INC. (herein "Carolina"), a Delaware corporation with a principal place of business at 805 Harris Granite Road, Salisbury, North Carolina 28146; AUTUMN ROSE QUARRIES, INC. (herein "Autumn"), a Georgia corporation with a principal place of business in Mill Creek, Oklahoma 74856; PENNSYLVANIA GRANITE CORP. (herein "Pennsylvania"), a Pennsylvania corporation with a principal place of business at 410 Trythall Road, Elverson, Pennsylvania 19520; KEITH MONUMENT COMPANY LLC (herein "Keith"), a Delaware limited liability company with a principal place of business at 771 West Main Street, Lexington, Kentucky 40508; ROCK OF AGES MEMORIALS, INC. (herein "Memorials"), a Delaware corporation with a principal place of business at 771 West Main Street, Lexington, Kentucky 40508; ROCK OF AGES KENTUCKY CEMETERIES, LLC (herein "Kentucky"), a Delaware limited liability company with a principal place of business at 771 West Main Street, Lexington, Kentucky 40508; SIOUX FALLS MONUMENT CO. (herein "Sioux Falls"), a South Dakota corporation with a principal place of business at 4901 W. 12th Street, Sioux Falls, South Dakota 57106; and such other subsidiaries or affiliates of the foregoing as the Lenders, by unanimous consent, permit to become a party hereto (ROA, Carolina, Autumn, Pennsylvania, Keith, Memorials, Kentucky and Sioux Falls and such other permitted parties are hereinafter sometimes referred to individually as a "Company" and collectively as the "Companies")."

(b) Section 1.  Definitions. Section 1 of the Financing Agreement is amended as follows:

(i) the following new terms, "Applicable Fee Percentage," "Applicable Increment," "At Need Cemetery Receivables," "Case 1," "Case 2," "Case 3," "Case 4," "Cemetery Sales," "Eligible At Need Cemetery Receivables" and "Eligible Fixed Assets" are inserted in Section 1 in appropriate alphabetical order:

"Applicable Fee Percentage shall mean on any date of determination (subject to Paragraph 3 of Section 8 hereof), with respect to the Letter of Credit Guaranty Fee and the Line of Credit Fee, the applicable rate set forth below under the applicable caption, based on the Companies' consolidated Funded Debt to Net Worth Ratio corresponding thereto as of the last day of the fiscal quarter ended immediately prior to such date of determination; provided, however, that (a) for the period beginning on and including October 1, 2002 and ending on and including the last day of the fiscal quarter ending in December 2002, the Applicable Fee Percentage shall be that set forth below opposite Case 1 and (b) so long as any Default or Event of Default shall have occurred and be continuing, the Applicable Fee Percentage shall be that set forth below opposite Case 4.

Funded Debt to Net Worth Ratio	Applicable Fee Percentage for Letter of Credit Guaranty Fee	Applicable Fee Percentage for Line of Credit Fee

Case 1	1.25%	.125%
Case 2	1.25%	.25%
Case 3	1.375%	.25%
Case 4	1.50%	.25%

Applicable Increment shall mean on any date of determination (subject to Paragraph 3 of Section 8 hereof), with respect to any Revolving Loan or Acquisition Term Loan bearing interest based on the Chase Bank Rate or Libor, the applicable rate per annum set forth below under the applicable caption, based on the Companies' consolidated Funded Debt to Net Worth Ratio corresponding thereto as of the last day of the fiscal quarter ended immediately prior to such date of determination; provided, however, that (a) for the period beginning on and including October 1, 2002 and ending on and including the last day of the fiscal quarter ending in December 2002, the Applicable Increment shall be those set forth below opposite Case 1 and (b) so long as any Default or Event of Default shall have occurred and be continuing, the Applicable Increment shall be those set forth below opposite Case 4.

Funded Debt to Net Worth Ratio	Applicable Increment for Revolving Loans bearing interest based on the Chase Bank Rate	Applicable Increment for Revolving Loans bearing interest based on Libor

Case 1	(.50)%	1.50%
Case 2	(.25)%	1.75%
Case 3	0%	2.00%
Case 4.25%		2.25%

Funded Debt to Net Worth Ratio	Applicable Increment for Acquisition Term Loans bearing interest based on the Chase Bank Rate	Applicable Increment for Acquisition Term Loans bearing interest based on Libor

Case 1	(.25)%	1.75%
Case 2	0%	2.00%
Case 3.25%		2.25%
Case 4.50%		2.50%

At Need Cemetery Receivables shall mean accounts receivable arising out of Cemetery Sales where the related property (including any related merchandise and services) is to be delivered on or by a date specified at the time of sale.

Case 1 shall mean a Funded Debt to Net Worth Ratio (on a consolidated basis for all of the Companies) as of the last day of the preceding fiscal quarter of less than .5 to 1.

Case 2 shall mean a Funded Debt to Net Worth Ratio (on a consolidated basis for all of the Companies) as of the last day of the preceding fiscal quarter of equal to or greater than .5 to 1 and less than 1 to 1.

Case 3 shall mean a Funded Debt to Net Worth Ratio (on a consolidated basis for all of the Companies) as of the last day of the preceding fiscal quarter of equal to or greater than 1 to 1 and less than 1.5 to 1.

Case 4shall mean a Funded Debt to Net Worth Ratio (on a consolidated basis for all of the Companies) as of the last day of the preceding fiscal quarter of equal to or greater than 1.5 to 1.

Cemetery Sales shall mean all sales by the Companies of cemetery lots, crypts or niches, whether or not such sales include sales of headstones and/or related merchandise and/or the furnishing of services by the Companies in connection therewith.

Eligible At Need Cemetery Receivables shall mean At Need Cemetery Receivables that satisfy the criteria for Eligible Accounts Receivable.

Eligible Fixed Assets shall mean the gross amount of each Company's Real Estate and Equipment that is subject to a valid, first-priority and fully perfected security interest and lien in favor of the Agent, for the benefit of the Lenders, and is not subject to any other lien or encumbrances and that conforms to the warranties contained herein and at all times continues to be acceptable to the Agent in the exercise of its reasonable business judgment, less any reserves required by the Agent in its reasonable discretion for market value declines, environmental hazards or any other reasons deemed necessary by the Agent in its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Agent.

(ii)  the definitions of the terms "Anniversary Date," "Availability," "Availability Reserve," "Early Termination Date," "Early Termination Fee," "Eligible Accounts Receivable," "Eligible Inventory," "Line of Credit Fee" and "Required Lenders" are deleted in their entirety and the following are substituted in lieu thereof, respectively:

"Anniversary Date" shall mean October 25, 2003 and the same date in every year thereafter.

"Availability shall mean at any time the excess of the sum of (a) an amount equal to Eligible Accounts Receivable (other than Eligible Cemetery Receivables) multiplied by the percentage set forth in clause (a) of Paragraph 1 of Section 3 of this Financing Agreement, (b) the lesser of (i) $10,000,000 or (ii) an amount equal to the aggregate value of Eligible Inventory (determined at the lower of cost or market value) multiplied by the percentage set forth in clause (b) of Paragraph 1 of Section 3 of this Financing Agreement, (c) an amount equal to Eligible At Need Cemetery Receivables multiplied by the percentage set forth in clause (c) of Paragraph 1 of Section 3 of this Financing Agreement and (d) the lesser of (i) $4,000,000 or (ii) an amount equal to the aggregate value of Eligible Fixed Assets (determined at the lower of cost or market value), less, in the case of each of subclause (i) and (ii) of the preceding clause (d), the aggregate outstanding principal amount of the Acquisition Term Loans and the amount of all interest accrued thereon, (provided, however, that in no event shall the applicable amount in clause (d) be less than zero) over the sum of (x) the aggregate outstanding amount of all Obligations (other than the Acquisition Term Loans) plus (y) the Availability Reserve.

Early Termination Date shall mean the date on which ROA terminates this Financing Agreement or the Line of Credit which date is prior to October 25, 2006.

Early Termination Fee shall (i) mean the fee the Agent, on behalf of the Lenders, is entitled to charge the Companies in the event ROA terminates the Line of Credit or this Financing Agreement on a date prior to October 25, 2006; and (ii) be determined by multiplying the Line of Credit by (x) one percent (1%) if the Early Termination Date is on or before October 25, 2004 and (y) one half of one percent (.50%) if the Early Termination Date is after October 25, 2004 and before October 25, 2006.

Eligible Accounts Receivable shall mean the gross amount of each Company's accounts receivable that are subject to a valid, first-priority and fully perfected security interest in favor of the Agent, on behalf of the Lenders, and that conform to the warranties contained herein and at all times continue to be acceptable to the Agent in the exercise of its reasonable business judgment, less, without duplication, the sum of (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted or outstanding) and (b) reserves for: (i) accounts receivable arising out of sales to the United States of America or to any agency, department or division thereof; (ii) accounts receivable arising out of foreign sales other than sales (x) secured by stand-by letters of credit (in form and substance satisfactory to the Agent) issued or confirmed by, and payable at, banks having a place of business in the United States of America and payable in United States currency, or (y) to customers residing in Canada provided such accounts receivable otherwise comply with all of the other criteria for eligibility hereunder, are payable in United States currency and do not exceed $500,000 in the aggregate at any one time; (iii) accounts receivable that remain unpaid more than the greater (a) ninety (90) days from invoice date or (b) sixty (60) days from due date but in no event more than one hundred and eighty (180) days from invoice date; (iv) accounts receivable with respect to which the related account debtors (a) are creditors of a Company, (b) have or have asserted a right of setoff, have disputed their liability, or have made any claim with respect to their obligations to pay such accounts receivable; (v) accounts receivable arising out of sales to any subsidiary, or to any Company or to any company affiliated with a Company in any way; (vi) accounts receivable arising out of bill and hold (deferred shipment) or consignment sales; (vii) accounts receivable arising out of sales to any customer which is (a) insolvent, (b) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (c) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or (d) financially unacceptable to the Agent or has a credit rating unacceptable to the Agent; (viii) all accounts receivable owing by any customer if fifty percent (50%) or more of either (x) all outstanding invoices sent to such customer or (y) the aggregate dollar amount of all outstanding invoices sent to such customer, are unpaid more than the greater of (a) ninety (90) days from invoice date or (b) sixty (60) days from due date but in no event more than one hundred and eighty (180) days from invoice date; (ix) accounts receivable arising out of Cemetery Sales, other than At Need Cemetery Receivables with respect to which payment is due in full within ninety (90) days from the earlier of invoice date or sale date; (x) accounts receivable arising out of sales to any single customer, to the extent that the aggregate amount of such accounts receivable exceeds ten percent (10%) of the aggregate amount of Eligible Accounts Receivable; (xi) accounts receivable arising out of sales to the ten largest customers (ranked according to the amount of outstanding accounts receivable), to the extent that the aggregate amount of such accounts receivable exceeds fifty percent (50%) of the aggregate amount of Eligible Accounts Receivable; (xii) accounts receivable arising out of sales to customers that have either been financed, in whole or in part, by any Company or have been made pursuant to arrangements providing for the deferral of the payment of all or a portion of the purchase price; (xiii) any other reasons deemed necessary by the Agent in its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Agent; and (xiv) an amount representing, historically, returns, discounts, claims, credits and allowances.

Eligible Inventory shall mean the gross amount of each Company's inventory that is subject to a valid, first-priority and fully perfected security interest in favor of the Agent, on behalf of the Lenders, and that conforms to the warranties contained herein and that at all times continues to be acceptable to the Agent in the exercise of its reasonable business judgment, including, without limitation, up to $1,000,000 of work-in-process, less all other work-in-process, supplies (other than raw materials), goods not present in the United States of America, goods returned or rejected by a Company's customers other than goods that are undamaged and resaleable in the normal course of business, goods to be returned to a Company's suppliers, goods in transit to third parties (other than a Company's agents or warehouses), and goods in the possession of warehousemen, bailees, third party processors or other third parties, unless such warehousemen, bailees or third parties have executed waivers and acknowledgements of security interests, in form and substance satisfactory to the Agent, and less any reserves required by the Agent in its reasonable discretion for special order goods, customer deposits, market value declines and bill and hold (deferred shipment) or consignment sales."

Line of Credit Fee shall: (a) mean the fee payable to the Agent, for the ratable benefit of the Lenders, due on the last Business Day of each month for the Line of Credit, and (b) be determined by multiplying the difference between (i) theLine of Credit and (ii) the sum, for such month, of (x) the average daily balance of Revolving Loans plus (y) the average daily undrawn balance of Letters of Credit, in each case outstanding during such month, by the Applicable Fee Percentage for the Line of Credit Fee for the number of days in such month.

Required Lenders shall mean Lenders holding at least sixty-six and two-thirds percent (66‑2/3%) of the outstanding loans, advances, extensions of credit and commitments to the Companies.

(iii)  the words "inventory test counts, retail location visits and" are inserted immediately after "examinations," in the third line of the definition of "Collateral Management Fee."

(iv)  each reference to "Borrowing Base Certificate" in the Financing Agreement shall mean a certificate in the form of Exhibit A to this Amendment.

(c) Section 3. Revolving Loans.The second sentence of Paragraph 1 of Section 3 of the Financing Agreement is deleted in its entirety and the following is substituted in lieu thereof:

"Such loans and advances shall be in amounts up to: (a) seventy-five percent (75%) of the outstanding Eligible Accounts Receivable of the Companies that are not Eligible Cemetery Receivables, (b) the lesser of (i) $10,000,000 or (ii) fifty percent (50%) of the aggregate value of Eligible Inventory of the Companies as determined at the lower of cost or market value, (c) fifty percent (50%) of the outstanding Eligible At Need Cemetery Receivables of the Companies and (d) the lesser of (i) $4,000,000 or (ii) the aggregate value of Eligible Fixed Assets of the Companies as determined at the lower cost or market value (in the case of each of subclause (i) and (ii) of the preceding clause (d),less the aggregate outstanding principal amount of Acquisition Term Loans and the amount of all interest accrued thereon) (herein, the "Borrowing Base")."

(d) Section 4A.  Acquisition Term Loans.  Section 4A of the Financing Agreement is amended as follows:

(i)  Clause (a) of Paragraph 1 of Section 4A of the Financing Agreement is deleted in its entirety and the following substituted in lieu thereof:

"(a) Acquisition Term Loan proceeds: (i) are to be used exclusively to pay for, or reimburse a Company for, the acquisition by a Company of distributors of granite memorials, operators of granite quarries, manufacturers, wholesalers and/or retailers of granite products, cemeteries, retail store locations and acquisitions incidental to any of the foregoing; and (ii) will be disbursed concurrent with, or immediately after, such acquisition; provided, however, that ROA may combine several acquisitions into one Acquisition Term Loan; provided, further, that the conditions set forth in clauses (b), (c), (e) and (f) below shall not apply to any acquisition of an existing retail store location or opening of a new retail store location, in each case for an amount less than $1,000,000;"

(ii)  Clause (h) of Paragraph 1 of Section 4A of the Financing Agreement is deleted in its entirety and the following substituted in lieu thereof:

"(h)  no Acquisition Term Loan may be less than $500,000;"

(iii)   The reference to "$12,500,000" in Paragraph 2 of Section 4A of the Financing Agreement is deleted and "$17,500,000" substituted in lieu thereof.

(e)  Section 7. Covenants.Section 7 of the Financing Agreement is amended as follows:

(i) Paragraph 8 of Section 7 is deleted in its entirety and the following substituted in lieu thereof:

"8. Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, each Company agrees that, unless the Agent, or the Required Lenders, as the case may be, shall have otherwise consented in writing, ROA will, and if it does not do so, than any other Company will, furnish to the Agent and each Lender: (a) as soon as available and no later than ninety (90) days after the end of each fiscal year of the Companies (or, if later, the date on which such financial statements are filed with the Securities and Exchange Commission), an audited Consolidated Balance Sheet as at the close of such year, related audited consolidated statement of profit and loss, cash flows, stockholders' equity and reconciliation of surplus of the Companies and all subsidiaries for such year and an unaudited statement of profit and loss for such year for each operating division of the Companies (including, without limitation, the Quarrying Division, the Manufacturing Division, the Retailing Division and the Cemetery Division), setting forth in each case, in comparative form, the figures for the previous fiscal year, audited by independent public accountants selected by ROA and satisfactory to the Agent and in such form as is then required by the Securities and Exchange Commission; (b) as soon as available and no later than sixty (60) days after the end of each fiscal quarter (or, if later, the date on which such financial statements are filed with the Securities and Exchange Commission), a Consolidated Balance Sheet as at the end of such period, and related consolidated statement of profit and loss, cash flows, stockholders' equity and surplus of the Companies and all subsidiaries for such period, and an unaudited statement of profit and loss for such period for each operating division of the Companies (including, without limitation, the Quarrying Division, the Manufacturing Division, the Retailing Division and the Cemetery Division) setting forth in each case, in comparative form, the figures for the corresponding period of the previous fiscal year, certified by an authorized financial or accounting officer of ROA, along with a compliance certificate satisfactory in form and substance to the Agent, certifying that (i) the representations and warranties contained in this Financing Agreement are true and correct in all material respects on and as of the date of such certificate as if made on such date, (ii) the Companies are in compliance with all of the terms and provisions set forth in this Financing Agreement; (c) within thirty (30) days after the end of each month, a Consolidated Balance Sheet as at the end of such period, statement of profit and loss, cash flows, stockholders' equity surplus of the Companies and all subsidiaries for such period, and an unaudited statement of profit and loss for such period for each operating division of the Companies (including, without limitation, the Quarrying Division, the Manufacturing Division, the Retailing Division and the Cemetery Division) setting forth in each case, in comparative form, the figures for the corresponding period of the previous fiscal year, certified by an authorized financial or accounting officer of ROA; (d) within thirty (30) days after the end of each month, a Borrowing Base Certificate certifying the Companies' Borrowing Base as of the last day of such month, together with a report, in form and substance, and in such detail, as shall be satisfactory to the Agent, of the amount and value by location and type of the Inventory, the aging of the Companies' Accounts, the concentration of each Companies' customers, and a work-up of each Company's ineligible Accounts and Inventory, in each case, as of the end of such month; (e) within sixty (60) days after the end of each fiscal year, the Companies' forecasted Consolidated Balance Sheet, and related consolidated statement of operations, stockholders' equity, cash flows and Availability (all prepared on a consistent basis with the Companies' historical consolidated and consolidating financial statements) together with appropriate supporting details and a statement of underlying assumptions, in each case for the forthcoming fiscal year, prepared on a month-to-month basis; and (f) from time to time, such further information regarding the operations, business affairs and financial condition of any Company, any subsidiary of any Company, or any division of the Companies or such subsidiaries as the Agent may reasonably request, including, without limitation, updated cash flow projections and information regarding same retail store sales, each in form satisfactory to the Agent and the management letter from the public accountants at fiscal year end. Each financial statement required hereunder must be accompanied by an officer's certificate, signed by the President, Vice President, Controller, or Treasurer, pursuant to which any one such officer must certify that during the particular accounting period: (i) there has been no Default or Event of Default under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer's certificate; and (ii) no Company has received any notice of cancellation with respect to its property insurance policies. Each such officer's certificate shall also set forth reasonably detailed calculations of the Companies' Availability, Leverage Ratio and Operating Cash Flow Ratio for the period then ended and set forth such other information as will demonstrate the Companies' compliance with Paragraphs 14 and 15 of Section 7."

(ii)  Clause G of Paragraph 10 of Section 7 is deleted in its entirety and the following substituted in lieu thereof:

"G. Declare or pay any cash dividend of any kind on, or purchase, acquire, redeem or retire, for cash, any capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding, except that: (i) any Company may declare and pay dividends on its capital stock to ROA to facilitate payment of income taxes due as a result of the filing of a unitary or consolidated tax return on which the income of such Company is included; (ii) any Company may purchase, acquire, redeem or retire, for cash, any capital stock of or equity interest in such Company, provided, that (x) the aggregate amount of payments made by all of the Companies over the term of this Financing Agreement pursuant to this clause (ii) shall not exceed $2,000,000, (y) Availability on the date of any such payment and after giving effect thereto shall, in each case, be not less than $3,000,000 and (z) such Company shall have given the Agent at least ten (10) days prior written notice of such payment; and (iii) in addition to the dividends permitted to be paid under clause (i) above, any Company may declare and pay cash dividends on its capital stock, provided, that (x) the aggregate amount of dividends paid by all of the Companies pursuant to this clause (iii) shall not exceed $150,000 in any fiscal quarter or $600,000 in any fiscal year (with no carry-over of amounts from one quarter or one year to another), (y) Availability on the date of payment of each such dividend and after giving effect thereto shall, in each case, be not less than $3,000,000 and (z) such Company shall have given the Agent at least three (3) days prior written notice of such payment."

(iii)  The following new Paragraph 22 is inserted in Section 7 immediately after Paragraph 21 thereof:

"22. Until termination of the Financing Agreement and payment and satisfaction of all Obligations due thereunder, the Companies agree that at no time shall (a) any Account of a Company that is subject to a consumer financing or deferred payment arrangement, exceed $15,000 or (b) the aggregate amount of the Companies' Accounts that are subject to consumer financing or deferred payment arrangements, exceed $1,500,000. Each Company further agrees that (a) Accounts of the type referred to in the immediately preceding sentence will be set forth in all collateral reports in such a manner as to be easily identifiable and (b) it will create credit policies and standards with respect to Accounts of such type that are acceptable to the Agent, including, without limitation, acceptable due diligence procedures, maintenance of acceptable credit files and institution of acceptable collection practices."

(f)  Section 8. Interest, Fees and Expenses.Section 8 of the Financing Agreement is amended as follows:

(i)  Clauses (a) and (b) of the first sentence of Paragraph 1 of Section 8 are deleted in their entirety and the following is substituted in lieu thereof:

"a variable per annum rate equal to the Chase Bank Rate plus the Applicable Increment, or, at ROA's election, at a fixed per annum rate equal to Libor plus the Applicable Increment."

(ii)  Paragraph 5 of Section 8 is deleted in its entirety and the following is substituted in lieu thereof:

"5. The Companies shall pay the Agent, for the account of the Lenders, in consideration of the Letter of Credit Guaranty, the Letter of Credit Guaranty Fee, payable on date of issuance of each Letter of Credit, in an amount equal to (a) the Applicable Fee Percentage, multiplied by(b) the face amount of such Letter of Credit."

(iii) Paragraph 9 of Section 8 is deleted in its entirety and the following is substituted in lieu thereof:

"9. Upon the last Business Day of each month, commencing with the month of October, 2002, the Companies shall pay to the Agent, for the account of the Lenders, the Line of Credit Fee, which shall be calculated based on a 360-day year."

(iv)  Paragraph 11 of Section 8 of the Financing Agreement is deleted in its entirety and the following is substituted in lieu thereof:

"11. Upon the first Business Day of each month, the Companies shall pay to the Agent, solely for the account of the Agent, a non-refundable Collateral Management Fee of $1,000.00 a month, which fee shall be fully earned on the first Business Day of each month."

(g)  All references in the Financing Agreement to "Chase Manhattan Bank" are deleted and "JP Morgan Chase Bank" substituted in lieu thereof.

(h)  The Financing Agreement is amended to provide that each of (i) Rock of Ages Kentucky Cemeteries, LLC, a Delaware limited liability company with a principal place of business at 771 West Main Street, Lexington, Kentucky 40508, (ii) Autumn Rose Quarries, Inc., a Georgia corporation with a principal place of business in Mill Creek, Oklahoma 74856 and (iii) Sioux Falls Monument Co., a South Dakota corporation with a principal place of business at 4901 W. 12th Street, Sioux Falls, South Dakota 57106, is hereby deemed to be a "Company" under the Financing Agreement, and shall have all of the rights, duties and obligations of a Company under the Financing Agreement. Each of Kentucky and Sioux Falls hereby expressly (i) assumes and agrees to pay and perform, jointly and severally with the other Companies, and to be bound by, all Obligations, including, without limitation, the Obligations outstanding on the date hereof, and all other obligations, representations, warranties, covenants and duties under the Financing Agreement, and (ii) assigns, pledges and conveys, under and subject to, the terms of the Financing Agreement, to the Agent, for the benefit of the Lenders, all of its present and future Accounts, Inventory, General Intangibles, Documents of Title, Real Estate and Equipment.

Section Two. Representations and Warranties. To induce the Agent and the Lenders to enter into this Amendment, each Company warrants and represents to the Agent and the Lenders as follows:

(a) all of the representations and warranties contained in the Financing Agreement and each other document executed in connection therewith to which any Company is a party continue to be true and correct in all material respects as of the date hereof, as if repeated as of the date hereof, except for such representations and warranties which, by their terms, are only made as of a previous date;

(b) the execution, delivery and performance of this Amendment by each Company is within its corporate powers, has been duly authorized by all necessary corporate action, and each Company has received all necessary consents and approvals (if any shall be required) for the execution and delivery of this Amendment;

(c) upon its execution, this Amendment shall constitute the legal, valid and binding obligation of each Company, enforceable against each Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) general principles of equity;

(d)  none of the Companies is in default under any indenture, mortgage, deed of trust, or other material agreement or material instrument to which it is a party or by which it may be bound. Neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) require any consent or approval of, registration or filing with, or any other action by, any governmental authority, (ii) violate any law or regulation applicable to any Company, (iii) cause a violation by any Company of any order or decree of any court or government instrumentality applicable to it, (iv) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which any Company is a party or by which it may be bound, (v) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of any Company, except in favor of the Agent, to secure the Obligations, or (vi) violate any provision of the Certificate of Incorporation, By-Laws or any capital stock provisions of any Company;

(e)  Schedule B hereto sets forth (i) the address of each premises at which any Collateral is located or any Company conducts business, (ii) with respect to each such premises, whether it is owned or leased by a Company and the name of the Company that is the owner or lessee thereof and (iii) with respect to each such premises, the business and other activities conducted on such premises by the applicable Company;

(f)  the security interest of the Agent in the Collateral granted under the Financing Agreement constitutes a valid first and only security interest in the Collateral, except for the Permitted Encumbrances set forth on Schedule C hereto;

(g)  each Company has good title to, or valid leasehold interests in, all of the real property that is owned or leased by such Company, as set forth on Schedule B hereto, except for the Permitted Encumbrances set forth on Schedule C hereto and minor defects or encumbrances in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes;

(h)  Except as set forth on Schedule D hereto, there are no actions, suits or proceedings by or before any arbitrator or governmental authority pending against or, to the knowledge of the Companies, threatened against or affecting any Company (i) that, if adversely determined, could, individually or in the aggregate, have a material adverse effect on the business, operations, prospects, profitability or condition, financial or otherwise, of any Company, the Companies and their subsidiaries taken as a whole or the Collateral (collectively, a "Material Adverse Effect") or (ii) that involve the Financing Agreement or this Amendment or the transactions contemplated to occur thereunder or hereunder;

(i)  except with respect to the matters set forth on Schedule F and any other matters that, individually or in the aggregate, could not have a Material Adverse Effect, no Company (i) has failed to comply with any environmental law or to obtain, maintain or comply with any material and necessary permit, license or other approval required under any environmental law, (ii) has become subject to any liability pursuant to any environmental law, (iii) has received notice of any claim with respect to any liability pursuant to any environmental law or (iv) knows of any basis for any liability pursuant to any environmental law;

(j)  each Company is in compliance with all laws, regulations and orders of any governmental authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not have a Material Adverse Effect;

(k)  each Company has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not have a Material Adverse Effect;

(l)  each Company possesses all material licenses, permits, approvals and consents, including, without limitation, all environmental, health and safety licenses, permits, approvals and consents (collectively, "Permits") of all Federal, state and local governmental authorities as required to conduct properly its business, each such Permit is and will be in full force and effect, and each Company is in compliance in all material respects with all such Permits, and no event (including, without limitation, any violation of any law, rule or regulation) has occurred which allows the revocation or termination of any such Permit or any restriction thereon, except where non-compliance or such revocation or termination, individually or in the aggregate, could not have a Material Adverse Effect;

(m)  no Event of Default has occurred and is continuing;

(n)  since the date of the Companies' financial statements for the fiscal year ended in December, 2001, there has been no material adverse change in the business, assets, operations, prospects, profitability or condition, financial or otherwise, of any Company or of the Companies and their subsidiaries taken as a whole;

(o)  each of the Companies has good and marketable title to its properties sufficient for the conduct of its business and none of such property is subject to any lien or encumbrance except the Permitted Encumbrances set forth on Schedule C hereto;

(p)  all information heretofore furnished by the Companies to the Agent or any Lender with respect to the Primary Real Estate Collateral in connection with this Amendment, and all such information hereafter furnished by the Companies to the Agent or any Lender is and shall be true, accurate and complete in every material respect;

(q)  Schedule A annexed hereto sets forth the address of each premises owned or leased by a Company or at which any Primary Real Estate Collateral is located;

(r)  Childs & Childs Granite Company, Inc., formerly a Company under the Financing Agreement, has been dissolved;

(s)  Schedule E annexed hereto sets forth a complete and accurate description of the types and amounts of authorized and outstanding capital stock of each Company and the name of the owners, beneficially and of record, of the outstanding capital stock of each Company and the percentage of such stock owned by each such owner;

(t) each of the Companies has good and marketable title to its properties sufficient for the conduct of its business and none of such property is subject to any lien or encumbrance except Permitted Encumbrances;

(u) all information heretofore furnished by the Companies to the Agent or any Lender with respect to the Primary Real Estate Collateral for purposes of or in connection with this Amendment or any transaction contemplated hereby is, and all such information hereafter furnished by the Companies to the Agent or any Lender is and shall be true, accurate and complete in every material respect on the date as of which such information is stated or certified.

Section Three. Conditions Precedent. This Amendment shall become effective upon the date that the last of the following events shall have occurred:

(a)  The Agent shall have received an original of this Amendment, duly authorized, executed and delivered by each Company;
(b)  The Agent shall have received an Amended and Restated Promissory Note, in the amount of $12,500,000 and in the form of Exhibit B to this Amendment, duly authorized, executed and delivered by each Company;
(c)  The Agent shall have received an Amendment to Stock Pledge Agreement, substantially in the form of Exhibit C to this Amendment, duly authorized, executed and delivered by ROA, Pennsylvania and Memorials, together with original stock certificates evidencing all of the capital stock of Sioux Falls, Memorials and Autumn Rose and undated stock powers with respect thereto;
(d)  The Agent shall have received from the Companies, for the account of the Lenders, a non-refundable closing fee in the amount of $100,000, which fee shall be fully earned when paid. The Companies hereby authorize the Agent to charge the Collective Loan Account with the amount of such fee;
(e)  The Agent shall have received from the Companies, for the account of the Agent, a non-refundable syndication fee in the amount of $10,000, which fee shall be fully earned when paid. The Companies hereby authorize the Agent to charge the Collective Loan Account with the amount of such fee;

(f)  The Agent shall have received an original Assignment and Transfer Agreement, executed by Fleet National Bank ("Fleet"), as assignor, and The CIT Group/Business Credit, Inc. ("CIT"), as assignee, and accepted by each of the Companies, pursuant to which Fleet has assigned to CIT 20% of Fleet's interest in all of the outstanding Revolving Loans and Acquisition Term Loans;
(g)  The Agent shall have received a certificate of the Secretary of each Company, certifying: (i) that attached thereto are true and correct copies of the articles of incorporation and by laws of such Company; (ii) the names, incumbency and signatures of the officer(s) of such Company authorized to sign this Amendment; (iii) the names of such Company's board of directors; (iv) the name of each registered holder and beneficial owner of shares of such Company's capital stock and the number of shares and type of stock held or owned by each such person; and (v) that attached thereto are true and correct copies of resolutions duly adopted by such Company's board of directors authorizing such Company to enter into this Amendment;
(h)  The Agent shall have received a good standing certificate for each Company, issued by the state of incorporation of such Company and by each jurisdiction in which the Company is required to be qualified to do business;
(i)  All representations and warranties set forth in Section Two above shall be true and correct in all material respects on and as of the effective date hereof, and no Default or Event of Default shall have occurred and be continuing;
(j)  The Agent shall have received a certificate from each Company, executed by its chief executive officer, certifying (i) as to the truth and accuracy of paragraph (i) of this Section Three and (ii) that such Company is in compliance with all of the terms and provisions set forth in the Financing Agreement, as amended hereby;
(k)  The Agent shall have received an opinion of counsel to each Company, addressed to the Lender and in form and substance satisfactory to the Agent and its counsel;
(l)  The Agent shall have received the results of current UCC, tax lien, judgment, pending litigation and bankruptcy searches, and such results shall be satisfactory to Lender;
(m)   The Agent shall have received and reviewed to its satisfaction (i) a comprehensive business plan for each Company and its subsidiaries, (ii) quarterly projected balance sheets, income statements, statements of cash flows and stockholders equity and Availability for each Company and its subsidiaries, each in reasonable detail, prepared on a consolidated and consolidating basis for the remainder of fiscal year 2002, (iii) twelve (12) month projected balance sheets, income statements, statements of cash flows and stockholders equity and Availability for each Company and its subsidiaries, each in reasonable detail, prepared on a consolidated and consolidating basis for fiscal year 2003, (iv) a certificate of such Company's chief financial officer certifying that the projections delivered to the Agent pursuant to the preceding clauses (ii) and (iii) are the most accurate projections available and are identical to the projections used by such Company for internal planning purposes and (v) all supporting schedules and information as the Agent may in its discretion require;

(n)  the Agent and the Lenders shall have received payment of all fees, expenses and disbursements (including, without limitation, the fees and expenses of external counsel) incurred in connection with the preparation, negotiation and execution of this Amendment and the transactions contemplated to occur hereunder.
(o)  the Agent shall have received the documentation necessary to grant to the Agent for the benefit of the Lenders under the Financing Agreement, a first and exclusive security interest in and lien on (subject to Permitted Encumbrances) all of the right, title and interest of the Companies in and to the Primary Real Estate Collateral (as defined in Section Four) (including, but not limited to, first mortgages on all land and buildings, subject to past and future burial rights granted to lot owners, and all other Real Estate Documentation required by the Agent).

Section Four. Covenant. (a) Within ten (10) days of the Agent's request therefor, the Companies shall deliver to the Agent all of the Real Estate Documentation relating to any Other Real Estate Collateral not currently subject to a lien in favor of the Agent, and any additional Real Estate Documentation relating to the Primary Real Estate Collateral, to grant to the Agent for the benefit of the Lenders under the Financing Agreement, a first and exclusive security interest in and lien upon (subject to Permitted Encumbrances) all right, title and interest of the Companies in such Other Real Estate Collateral or Primary Real Estate Collateral (including, but not limited to, first mortgages on all land and buildings, subject to past and future burial rights granted to lot owners). The failure of any Company to perform any of its obligations under this Section Four (a) shall constitute an Event of Default under the Financing Agreement.

(b)  For purposes of this Section Four, the following terms shall have the meanings set forth below:

(ii)  "Other Real Estate Collateral" shall mean all Real Estate now or hereafter owned or leased by the Companies other than the Primary Real Estate Collateral (as herein defined), including the land and the buildings, fixtures and other improvements located thereon and the personalty, if any, used in connection with the operation thereof.

(iii)  "Primary Real Estate Collateral" shall mean all Real Estate located in North Carolina, Pennsylvania and Vermont owned or leased by the Companies (as shown on Schedule A attached hereto), including the land and the buildings, fixtures and other improvements located thereon and the personalty, if any, used in connection with the operation thereof.

(iv) "Real Estate Documentation" shall mean the instruments, documents and agreements executed and/or delivered by the Companies to the Agent in order to convey to the Agent for the benefit of the Lenders a first priority security interest in, lien on and security title (subject to Permitted Encumbrances) to the right, title and interest of the Companies in and to the Primary Real Estate Collateral and the Other Real Estate Collateral described therein and other rights ancillary thereto, all in form and substance reasonably satisfactory to the Agent. The Real Estate Documentation shall include, without limitation, all financing statements, landlord waivers, mortgages, and amendments thereto, mortgage title insurance binders and policies, and surveys or updates thereof.

Section Five.Miscellaneous.

(a)  Except as herein expressly amended, the Financing Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

(b)   All references to the Financing Agreement in the Financing Agreement shall mean the Financing Agreement as amended as of the effective date hereof, and as amended hereby and as hereafter amended, supplemented and modified from time to time.

(c)  Each Company hereby authorizes the Agent to charge such Company's loan account with the amount of the fee set forth in clause (c) above as and when such fee becomes payable.

(d)  The Companies hereby authorize the Agent to file such UCC financing statements and continuations thereof as are necessary to perfect or maintain perfection of the Agent's security interest in the Collateral.

(e)  The Companies agree to cause updated environmental audit reports on all fixed assets deemed to be primary Collateral by the Agent to be performed within thirty (30) days after the date of this Amendment, such audit reports to be conducted by an environmental consultant acceptable to the Agent and at the sole cost and expense of the Companies.

(f)  This Amendment embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.

This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principals thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Company, the Agent and each of the Lenders has signed below to indicate its agreement with the foregoing and its intent to be bound thereby.

ROCK OF AGES CORPORATION By:/s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

ROCK OF AGES KENTUCKY CEMETERIES, LLC By:/s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

CAROLINA QUARRIES, INC. By: /s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

AUTUMN ROSE QUARRIES, INC. By: /s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

PENNSYLVANIA GRANITE CORP. By: /s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

KEITH MONUMENT COMPANY LLC By: /s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

ROCK OF AGES MEMORIALS INC. By: /s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

SIOUX FALLS MONUMENT CO. By: /s/ Kurt M. Swenson Name: Kurt M. Swenson Title: Chairman and Chief Executive Officer

THE CIT GROUP/BUSINESS CREDIT, INC., as Agent and as a Lender By: /s/ Nick Malatestinic Name: Nick Malatestinic Title: Vice President and Team Leader

FLEET NATIONAL BANK, as a Lender By: /s/ Michael A. Palmer Name: Michael A. Palmer Title: Senior Vice President

EXHIBIT 10.2

ROCK OF AGES CORPORATION
KEY EMPLOYEES DEFERRED SALARY PLAN

This Key Employees Deferred Salary Plan is hereby established effective as of the 1st day of January, 2002 by Rock of Ages Corporation, a Delaware corporation with its principal place of business at 369 North State Street, Concord, New Hampshire 03301 (hereinafter referred to as the "Company").

WITNESSETH:

WHEREAS, the Company desires to create a non-qualified, unfunded deferred compensation plan (hereinafter referred to as the "Plan") for the benefit of designated key employees of the Company;

NOW THEREFORE, in consideration of the premises, the Company does hereby set forth the provisions of the Plan as follows:

ARTICLE I

Definitions

1.1. "Account" shall mean the Deferred Salary Account created for the benefit of each Participant pursuant to Article II hereof.

1.2. "Beneficiary" shall mean an individual, trust or other entity designated as such by a Participant from time to time pursuant to 5.2 hereof.

1.3. "Board" means the Board of Directors of the Company, or any committee thereof to which the administration of this Plan may lawfully be delegated pursuant to the Bylaws of the Company.

1.4. "Company" means Rock of Ages Corporation, any affiliate thereof, or successor company thereto pursuant to Section 8.8 hereof.

1.5. "Disability" means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed by the Company when such Disability commenced. All determinations as to the date and extent of Disability of any Participant shall be made by the Board, upon the basis of such evidence as the Board deems necessary and appropriate.

1.6."Employee" means any person, including an officer of the Company (whether or not he or she is also a director thereof), who is employed by the Company on a full-time basis, who is compensated for such employment by a regular salary and who, in the opinion of the Board, is a key employee of the Company in a position to contribute materially to its continued growth and development and to its future financial success. The term "Employee" does not include persons who are retained by the Company only as directors, consultants or independent contractors.

1.7. "Participant" means an Employee who is participating in this Plan in accordance with its terms.

1.8. "Retirement" means a severance from employment with the Company upon or after attaining age sixty (60).

1.9. "Termination Date" shall mean the date of a Participant's severance from employment with the Company, by reason of death, Disability, Retirement or otherwise.

ARTICLE II

Participation

Participation in the Plan shall be limited to such Employees of the Company as may be from time to time designated by the Board in its sole discretion, either by name or by job title or description; provided that (a) all Participants shall be drawn from the select group of management and highly-compensated employees, within the meaning of Section 2520.104-23(d) of the U.S. Department of Labor Regulations; (b) no more than fifty (50) employees, each of whom is an "accredited investor" within the meaning of Rule 501 of the Securities Act of 1933, as amended, will be entitled to become Participants under the Plan; and (c) no Employee will be eligible to participate unless he or she shall have fulfilled all of the following requirements as of the time he or she begins to participate:

(1)  the Employee has attained age fifty-five (55);

(2)  the Employee is an executive officer of the Company;

(3)  the Employee has completed a minimum of ten (10) years of continuous service with the Company; provided that this requirement may be waived by the Board in its sole discretion in the case of any Employee who had attained age sixty (60) as of the effective date of this Plan and is otherwise eligible to participate; and

(4)  the Employee's annual base salary (excluding bonuses, deferred compensation (other than deferred salary pursuant to this Plan), fringe benefits and other non-cash compensation) exceeds Two Hundred Thousand Dollars ($200,000); provided that effective January 1, 2003 and on each January 1 thereafter said Two Hundred Thousand Dollar ($200,000) amount shall be adjusted to reflect the average percentage change in the base salaries of all officers of the Company.

Once an Employee is designated as a Participant in accordance with the provisions hereof, he or she shall remain eligible to participate for as long as he or she remains an Employee of the Company.

ARTICLE III

Deferred Salary Elections and Participant Accounts

3.1.  Deferral Notices; Timing and Effect. Each Participant, by filing a Deferral Notice in a timely manner as prescribed herein, may irrevocably elect to defer not more than One Hundred Thousand Dollars ($100,000) of his or her annual compensation from the Company for future distribution in accordance with the provisions of this Plan. Each Deferral Notice shall specify a fixed percentage or a fixed dollar amount of compensation to be deferred in accordance with the terms of this Plan, and shall otherwise be in form and substance satisfactory to the Company, signed by the Participant and delivered to the Company only at the times specified in this Plan. The initial Deferral Notice filed by a Participant in accordance with this Section 3.1 must be delivered by the Participant to the Company no later than thirty (30) days after first becoming eligible to participate in the Plan, and shall be effective with respect to the monthly compensation otherwise payable to the Participant after the Deferral Notice is delivered to the Company. Any subsequent Deferral Notice must be delivered prior to March 15 of each calendar year and prior to the time the compensation to be deferred is otherwise payable to the Participant. A Deferral Notice will continue in effect until terminated or modified by a subsequent Deferral Notice. Any subsequent Deferral Notice shall only apply to compensation otherwise payable to the Participant after the date that such subsequent Deferral Notice is delivered to the Company. Any Deferral Notice delivered by the Participant shall be irrevocable with respect to any compensation otherwise payable in the period to which such Deferral Notice pertains.

3.2.  Deferred Salary Accounts. The Company shall create for each Participant a Deferred Salary Account for the purpose of recording that Participant's accumulated Deferred Salary benefits under this Plan. Deferred Salary as specified in the applicable Deferral Notice shall be credited by the Company to the Deferred Salary Account of the Participant in question. Each Participant's Deferred Salary Account shall be deemed credited, on the date or dates for payment of compensation in accordance with the Company's normal practices, with a dollar amount equal to (a) the Participant's total Deferred Salary election for the calendar year, divided by (b) the total number of dates for payment of compensation during the calendar year with respect to the particular Participant. The aggregate Account balances shall be and remain part of the general unrestricted assets of the Company, and shall be available for investment and use by the Company in the day-to-day conduct of its business unless and until such time as such Accounts or portions thereof are distributed or made available to Participants as deferred compensation benefits in accordance with Articles V and VI hereof. No present or former Participant, nor any Beneficiary thereof, shall have any right, title or claim in or to any specific assets of the Company, but only a claim against the Company as a general, unsecured creditor thereof to the extent of the undistributed portion of his or her vested Deferred Salary Account in accordance with the terms and conditions hereof. No Participant may in any manner pledge, hypothecate, assign or otherwise transfer, encumber, alienate, anticipate or borrow against his Account or any benefit, credit or contribution under this Plan until such time as the same shall have been distributed in accordance with the provisions of Article VI hereof.

3.3.  Interest Credited to Participant Accounts. Interest at the rate of twelve percent (12%) per annum shall be credited on a monthly basis to each Participant's Deferred Salary Account based upon the Participant's Account balance as of the close of each calendar month, until said Account balance is fully distributed pursuant to Articles V and VI hereof.

3.4.  Annual Statement of Account. As soon as practicable after the close of each calendar year, the Company shall present to each Participant a statement of his or her Deferred Salary Account showing the credit thereto at the beginning of the year, if any, any additions thereto and/or distributions therefrom, for the calendar year just ended, the Participant's vested interest in his or her Account, calculated pursuant to Article III hereof, and such other information as the Company may deem necessary or desirable. Statements may be presented on a more frequent basis at the option of the Company.

ARTICLE IV

Vesting

4.1. Participants' Vested Interests. Subject only to the provisions of Section 4.2 hereof, each Participant's interest in his or her Deferred Salary Account shall at all times be vested and nonforfeitable.

4.2.  Golden Parachute Payments. Notwithstanding any other provision of this Plan, there shall be forfeited to the Company that portion of the Deferred Salary Account of any Participant hereunder which would, if distributed to or received by that Participant and his or her beneficiaries, constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code, as amended, for purposes of that Section and Section 4999 of the Code, in each case as explicated by U.S. Treasury Regulations promulgated pursuant thereto, regardless of whether the Participant's rights in the same are vested in accordance with Section 4.1 hereof; provided that the Company shall take all reasonable steps in accordance with its normal personnel and compensation policies and procedures to restructure the affected Participant's overall compensation package from the Company in such fashion as to minimize or eliminate the effects of this Section 4.2. Any Deferred Salary Account balance forfeited in whole or in part under this Section 4.2 shall be retained by the Company as part of its general unrestricted assets, and the Company shall not be obliged to redesignate the same as part of the Deferred Salary, nor to reallocate the same to the Accounts of the remaining Plan Participants and Beneficiaries hereunder.

ARTICLE V

Benefits

5.1.  Retirement. Upon or after Retirement the Participant shall be entitled to receive the entire amount then in his Account in accordance with the provisions of Article VI hereof, and the Participant's right therein shall thereupon be nonforfeitable, subject only to the provisions of Section 4.2 hereof.

5.2.  Death. Upon the death of a Participant prior to complete distribution of his or her Plan Account, the entire amount credited to his or her Account, subject only to the provisions of Section 4.2 hereof, shall be paid in accordance with the Participant's election pursuant to Section 6.1 hereof to one or more individuals or trusts designated as Beneficiaries in writing by the Participant on forms to be supplied by the Company. Said designation shall be made initially by each Participant within thirty (30) days after the effective date hereof, or thirty (30) days after first becoming eligible to participate in the Plan, if later. Said designation shall be periodically reviewed and updated by each Participant, and the Company shall not be responsible for any failure to do so on the part of any Participant. Notwithstanding the above, however, if no such designation is in effect and on file with the Company at the date of the Participant's death, said amount shall be payable to the surviving spouse of the Participant, provided that at the time of Participant's death no proceedings for divorce or legal separation are pending, in accordance with the Participant's election pursuant to Section 6.1 hereof, but if no such election is in effect or on file with the Company, in accordance with the surviving spouse's election pursuant to Section 6.1 hereof. However, if the Participant dies with no surviving spouse, or if proceedings for divorce or legal separation from the spouse are pending at the time of Participant's death, said amount shall be paid to his or her living descendants, per stirpes, or, if none, equally to his or her living parents, or, if none, to his or her estate, in any case pursuant to Section 6.1(c) hereof, subject to a term certain of ten (10) years.

5.3.  Disability. An expressed purpose of this Plan is to provide additional compensation for Participants and their Beneficiaries in the event of disability. Accordingly, a Participant shall be deemed to have reached Retirement on the last day in any calendar month in which he or she is deemed to have suffered a Disability, and shall be entitled to and shall be paid benefits as provided in Section 5.1 hereof.

5.4.  Other Termination of Participation. If a Participant's participation in the Plan is terminated for any reason other than those set forth in Sections 5.1 through 5.3 hereof (regardless of whether his or her employment with the Company is also terminated), the Participant shall be entitled to receive the entire amount credited to his or her Account, subject to the provisions of Section 4.2 hereof, in which case distribution shall be made in the manner prescribed for such distributions in Article VI hereof. Said amount shall be distributed to the Participant, and/or to his or her Beneficiaries in the event of death subsequent to termination, commencing upon the earliest date that the Participant would have been eligible for Retirement had he or she remained in the employ of the Company to that date. Notwithstanding the foregoing, the Board may in its sole discretion elect to make full or partial payment in a lump sum at the time of termination of participation pursuant to this section 5.4 or at any time or times thereafter.

ARTICLE VI

Distribution of Benefits

6.1.  Methods of Distribution. Upon becoming entitled to distribution of his or her Deferred Salary Account in accordance with Article V hereof, the Participant or his or her Beneficiaries shall be paid the amount credited to the Participant's Account as of the date he or she ceased active participation in the Plan, plus interest credited on the undistributed Account balance thereafter, pursuant to Section 3.3 hereof. Said amount shall be payable as provided herein, as elected in writing by the Participant on forms to be supplied by the Company. Such election shall be made initially by each Participant within thirty (30) days after the effective date hereof, or thirty (30) days after first becoming eligible to participate in the Plan, if later. Said election shall be periodically reviewed and updated by the Participant, and the Company shall not be responsible for any failure to do so on the part of the Participant. Notwithstanding the above, however, if no such election is in effect and on file with the Company at the time of the Participant's death, said amount shall be paid in the manner prescribed in Section 5.2 hereof. In all other cases said amount shall be payable as follows:

(a)  Interest only on the undistributed Account balance as credited, at the rate provided in Section 3.3 hereof, payable monthly, quarterly or annually for the life or life expenctancy of the Participant or the joint lives or life expectancies of the Participant and his or her spouse, with distribution of the remaining Account balance to occur upon the death of the Participant or of the latter to die of the Participant and his or her spouse; or

(b)  As provided in paragraph (a) hereof, but subject to a term certain of not less than ten (10) nor more than twenty (20) years with respect to such payment of interest only; or

(c)  Level payment amortization of the Participant's Account balance as of the commencement of payments, plus interest on the undistributed Account balance at the rate provided in Section 3.3 hereof, over any of the time periods available under paragraphs (a) and (b) hereof.

(d)  In such other form of payment as may be determined by the Board in its sole discretion, with the consent of the affected Participants, or that of their Beneficiaries if and as applicable.

The method of distribution hereunder shall not be subject to change by the Company without the consent of the affected Participants, or that of their Beneficiaries if and as applicable.

6.2.  Payment Procedures. All payments provided for by this Plan shall be made in conformity with the regular payroll procedures in use by the Company at the time of payment. Notwithstanding any of the provisions hereof, the Company may withhold from any payment to be made hereunder such amount as it may be required to withhold under any applicable federal, state or other law, and may transmit such withheld amounts to the applicable taxing authority. The undistributed portion of any deferred compensation payable hereunder shall at all times be subject to set-off for any and all debts owed to the Company by the Participant or his or her estate and Beneficiaries.

ARTICLE VII

Plan Administration

7.1.  General. The Company shall be the Plan Administrator of this Plan. The Plan Administrator shall have full power and discretionary authority to administer the operation of the Plan and to interpret, construe and apply the provisions thereof, except where such powers have been specifically reserved to the Board pursuant to the terms hereof. The Plan Administrator may delegate responsibilities for the operation and administration of the Plan by written agreement with the person or persons to whom such responsibilities are so delegated. The Plan Administrator is hereby designated as the agent of the Plan for service of legal process. Decisions concerning the identification of employees and positions within the Company to be covered by the Plan shall be made by the Board. Within the framework of the foregoing, no officer, director or employee of the Company exercising policy-making or administrative functions with respect to the Plan, either individually or in concert with others, shall have any voice in any decision directly affecting his or her own Deferred Salary Account or the determination, distribution or administration thereof.

7.2.  Benefit Application and Appeals Procedure. The Participant or his or her Beneficiaries under this Plan shall make application for Deferred Salary payments and have his or her application reviewed under the following procedure:

(a)  The applicant shall apply for such payments by filing a written request with the Plan Administrator upon a form to be furnished by the Plan Administrator for such purpose. Where practicable, the Plan Administrator shall notify the Participant or his or her beneficiaries of their eligibility to apply for payments pursuant to the Plan, and shall provide reasonable assistance to such persons in completing the application. The applicant shall submit to the Plan Administrator a death certificate or such other documents as may be required by the Plan Administrator to verify the application prior to payment. Any failure to comply with this requirement within a reasonable time (not less than ninety (90) days following the date of request) may, within the discretion of the Plan Administrator, terminate such applicant's right to benefits hereunder.

(b)  If an application is wholly or partially denied the Plan Administrator shall furnish the Participant with written notice of the denial within ninety (90) days of the date the original application was filed (or, if later, the date that all additional information required to process the application was received by the Plan Administrator). This notice of denial shall provide (1) the reason for the denial, (2) specific reference to pertinent Plan provisions on which the denial is based, (3) a description of any additional information needed to perfect the application and an explanation of why such information is necessary, and (4) an explanation of the Plan's benefit application and claims procedures.

(c)  The Participant shall have sixty (60) days from receipt of the denial notice in which to make written application for review by the Plan Administrator. The Participant may request that the review be in the nature of a hearing. The Participant shall have the right (1) to representation, (2) to review pertinent documents, and (3) to submit comments in writing.

(d)  The Plan Administrator shall issue a decision on such review within sixty (60) days (one hundred twenty (120) days if a hearing is requested and held) after receipt of an application for review as provided in paragraph (c), which decision shall be final and binding upon all parties.

ARTICLE VIII

Miscellaneous Provisions

8.1.  Limited Liability. Except as expressly provided herein, nothing contained in this instrument shall be construed to commit the shareholders, officers or Board of Directors of the Company or the Company itself to any liability for any payment now or hereafter to any Participant or to his or her Beneficiaries.

8.2.  No Expansion of Employee Rights. This Plan shall not be considered a guarantee of employment to any Participant hereunder for any period of time whatsoever, and the inclusion of any Participant in the Plan does not insure his or her retention as an employee of the Company or of his or her continued participation in this Plan, except with respect to amounts previously credited to his or her Deferred Salary Account, subject to the provisions of Article IV hereof.

8.3.  Termination and Amendment. The Company reserves the right from time to time to terminate or amend in whole or in part any or all of the provisions of the Plan by resolution of its Board of Directors, such termination or amendment to become effective as of the date specified by the Board of Directors in said resolution; provided that this Plan may not be so terminated or amended as to any Participant or his or her Beneficiaries after deferred compensation benefits have been accrued to that Participant's Deferred Salary Account in such a manner as to reduce, modify or terminate such benefits to the said Participant or his or her Beneficiaries, without their written consent, subject to the provisions of Article IV hereof.

8.4. Captions. All article and section headings and captions in this Plan are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions set forth.

8.5.   Other Benefits, Agreements and Contracts. Nothing contained herein shall in any way limit any Participant's right to participate in or benefit from any employee pension or welfare benefit plan or program for which said Participant is or may otherwise become eligible by reason of his or her employment; provided, however, that no award, credit or distribution of Deferred Salary or other benefits or payments hereunder shall be deemed to be or treated as compensation for the purposes of calculating contributions, benefits or payments under any of said plans or programs. This Plan shall not be deemed to replace or supplant any agreement or contract of employment between the Company and any Participant, whether oral or written, but shall be considered a supplement thereto.

8.6.  Insurance and Other Corporate Assets. If the Company shall acquire an insurance policy, annuity contract or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that no Participant or Beneficiary shall have any right with respect to, or claim against, such policy, contract, or asset, except as expressly provided by the terms of such policy or contract, in the title to such other asset or in any separate agreement or understanding concerning the same. Such policy, contract, or asset shall not be deemed to be held under any trust for the benefit of any Participant or his or her Beneficiaries, or to be held in any way as collateral security for the fulfillment of the obligations of the Company under this Plan, except as may be expressly provided by the terms of such policy, contract, in the title to such other asset or in any separate agreement or understanding concerning the same, all of which shall otherwise be and remain general, unpledged and unrestricted assets of the Company.

8.7.  Governing Law. This Plan shall be governed and construed in accordance with the laws of the United States of America and, to the extent not preempted thereby, those of the State of New Hampshire. The Merrimack County, New Hampshire Superior Court and the United States District Court for the District of New Hampshire shall be deemed the sole convenient and appropriate forums for the litigation of all suits, actions and claims arising herefrom.

8.8.  Binding Effect. This Plan shall be binding upon the Company and its successors and assigns, and upon each Participant and his or her estate, heirs, assigns and Beneficiaries, unless and until terminated or amended by the Company as provided herein. In the event the Company becomes a party to any merger, consolidation, reorganization or other transaction resulting in any change in the ownership or control of the Company, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest unless and until so terminated or amended, subject to the provisions of Article IV hereof.

8.9.  Severability. In the event any provision of this Plan shall be held invalid, unenforceable or illegal by any administrative body or by a court of competent jurisdiction, as sustained on appeal; or by any governmental, legislative or other action, then said provision shall be null, void and of no effect in its application hereto and such action shall not invalidate or render unenforceable any other provision hereof.

8.10.  Gender and Number. All words herein denoting gender shall be deemed to refer to the feminine, masculine or neuter, singular or plural, as the context and facts require such construction.

8.11.  Missing Payees; Notices. Each current and former Participant and each Beneficiary must file with the Administrator from time to time in writing his or her post office address and each change of post office address. The Company shall not be required to search for or locate a current or former Participant or Beneficiary. All notices, statements or other communications required or permitted to be given pursuant hereto shall be in writing and shall be hand delivered or sent by U.S. Mail or private express company, postage prepaid, addressed to the party in question at his or her last known address, and when so given shall be deemed delivered for all purposes on the date of delivery, if hand delivered, or on the date of mailing, if mailed.

8.12. Nonalienation of Benefits. Benefits payable under this Plan shall not, to the full extent permitted by applicable law, be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to being actually received by the person entitled to the benefit under the terms of the Plan. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void; provided, however, that benefits payable hereunder are subject to set-off as provided in Section 6.2 hereof.

IN WITNESS WHEREOF, the Company has caused this Key Employees Deferred Salary Plan to be executed as of the day and year first above written.

COMPANY:

ROCK OF AGES CORPORATION

By: /s/ Charles M. Waite Charles M. Waite, Chairman/ Compensation Committee